News Release

Babcock & Wilcox Announces Agreement to Sell its
Denmark-Based Renewable Parts and Services Subsidiary

–B&W received $87 million cash at closing, subject to customary adjustments and fees
–The sale aligns with B&W’s comprehensive business strategy to reduce long-term debt and optimize capital structure
–Company reiterates its Full Year 2024 Adjusted EBITDA target range of $105 million to $115 million, excluding BrightLoop™ and ClimateBright™ expenses

(AKRON, Ohio – July 1, 2024) – Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) (NYSE: BW) announced today that it has sold its Denmark-based Babcock & Wilcox Renewable Service A/S (BWRS) subsidiary to Zurich, Switzerland-based Hitachi Zosen Inova AG (HZI) for $87 million, subject to customary fees and adjustments.

BWRS, which employs more than 160 people and provides aftermarket parts and services for waste-to-energy plants in northern Europe and the UK was transferred to HZI upon closing on Friday, June 28, 2024.

“This transaction aligns with our previously announced intention to strategically sell certain non-core businesses and assets, and proceeds will be used to reduce our debt, increase our liquidity and support working capital,” Kenneth Young, B&W Chairman and Chief Executive Officer, said. “Energy demand in the utility and industrial sector is rapidly increasing, which is reflected in our higher bookings and full-year outlook within our segments and businesses as we move forward. Accordingly, we are reiterating our previously stated Full Year 2024 Adjusted EBITDA target range of $105 to $115 million, excluding BrightLoop and ClimateBright expenses.”

“B&W is a leader in technologies that provide clean, renewable energy from waste, and we will continue to leverage our core technologies, including our advanced DynaGrate® combustion grate, state-of-the-art boilers, fuel and ash handling systems and emissions control technologies in the European and global markets to support new build and large upgrade projects,” Young added. “We’re excited about the robust pipeline of opportunities we’re currently pursuing and the opportunity to continue to work closely with customers in these markets well into the future.”

About Babcock & Wilcox
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Forward-Looking Statements
B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the sale of its Babcock & Wilcox Renewable Service A/S subsidiary to Hitachi Zosen Inova AG, as well as its reiteration of its full year 2024 Adjusted EBITDA target. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

###

Investor Contact:                            Media Contact:
Investor Relations                                Ryan Cornell
Babcock & Wilcox                                Public Relations
704.625.4944                                Babcock & Wilcox
investors@babcock.com                             330.860.1345
rscornell@babcock.com